FOR IMMEDIATE RELEASE                                                 Contact: Jim Matthews
                                                             VP Finance and CFO
                                                                       770-395-4577

Georgia Gulf Reports Fourth Quarter Net Loss of $.06 Per Diluted Share After a Charge of $.26 Per Diluted Share Related to the Early Retirement of Debt

    ATLANTA, February 4, 2004 – Georgia Gulf Corporation (NYSE: GGC) reported a net loss of $2.0 million or $.06 per diluted share, including an after tax charge of $8.6 million or $.26 per diluted share related to the early retirement of debt, on sales of $372.5 million for the fourth quarter of 2003. This compares to net income of $9.7 million or $.30 per diluted share on sales of $318.8 million for the fourth quarter 2002. The increase in sales over the same period last year reflects an overall increase in sales prices and sales volumes. In addition to the charge mentioned above, the net loss reflects higher costs of sales, primarily from raw materials and natural gas costs, which outpaced higher sales prices. In addition, selling and administrative expenses were higher primarily due to bad debt expense after taxes of $2.7 million or $.08 per diluted share.

    Comparing sequential quarters, Georgia Gulf’s earnings declined $9.7 million from third quarter net income of $7.7 million or $.24 per diluted share on sales of $348.8 million. This earnings decline reflected an after tax charge of $8.6 million or $.26 per diluted share related to the early retirement of debt and an after tax charge of $2.7 million or $.08 per diluted share for bad debt expense. Within operations, sales increased compared to the third quarter as overall higher sales volumes more than offset slightly lower sales prices. Overall, raw materials costs increased in the fourth quarter, although natural gas prices were slightly lower.

    For the year ended December 31, 2003, Georgia Gulf reported net income of $12.5 million or $.38 per diluted share, including an after tax charge of $8.6 million or $.26 per diluted share related to the early retirement of debt, on sales of $1.4 billion, compared to net income of $31.2 million or $.97 per diluted share on sales of $1.2 billion for 2002. The increase in sales over the prior year reflects higher sales prices for all products. The lower net income resulted from the debt retirement charge as well as higher costs of sales, primarily from raw materials and natural gas costs, and higher selling and administrative costs, primarily bad debt expense. In addition, the financial results for the full year reflect an after tax benefit of $7.1 million or $.22 per diluted share in lower interest expense.

    Chlorovinyls
    Chlorovinyls operating income of $25.1 million for the fourth quarter 2003 increased by $0.6 million compared to operating income of $24.5 million for the same period last year. This was a result of higher sales prices for all products, most significantly vinyl resins, which slightly more than offset higher ethylene and natural gas costs.

Comparing sequential quarters, operating income increased from $19.1 million in the third quarter to $25.1 million in the fourth quarter as a result of higher VCM sales volumes and lower natural gas costs, which were partially offset by seasonally lower sales volumes and prices for most products and higher ethylene costs.

For the year ended December 31, 2003, chlorovinyls operating income was $86.3 million compared to $114.6 million in 2002. Although sales prices were higher for all products, most significantly vinyl resins, raw materials costs, particularly for ethylene, chlorine and natural gas, were significantly higher than in 2002.

    Aromatics
    Aromatics operating income declined by $5.3 million to approximately breakeven in the fourth quarter of 2003 from $5.3 million in the fourth quarter 2002. The decline was due to higher raw materials and natural gas costs, which more than offset higher cumene revenues.

Sequentially, the breakeven operating income in the fourth quarter compared to operating income of $4.4 million in the third quarter of 2003. This was primarily due to higher raw materials costs and lower acetone sales prices, which were not offset by higher cumene sales prices and volumes.

For the year ended December 31, 2003, aromatics operating income was $1.7 million, an increase of $5.0 million over the operating loss of $3.3 million in 2002. The improvement is due primarily to higher aromatics sales prices, which more than offset higher raw materials costs, primarily for benzene and natural gas.

               Commentary
    Commenting on the results, Edward A. Schmitt, president and CEO, said, "2003 was a challenging year as the chemical industry faced exceptionally high prices for natural gas and key feedstocks. Those costs had a significant impact on our financial results for the year. However, it is important to look beyond those factors and see the significant improvement in the basic fundamentals of our businesses. Demand continues to improve relative to supply, leading to forecasts of improved industry operating rates in 2004 that suggest we can improve our margins during the next few quarters. With the improvements in our market conditions as well as the recent improvements in our debt structure, Georgia Gulf is poised to take advantage of forecasted stronger demand and show real bottom-line improvements."

   Other
    Georgia Gulf will host a conference call to discuss fourth quarter results in more detail at 9:00 AM EST on Thursday, February 5, 2003. To access the teleconference, please dial 888-552-7928 (domestic) or 706-679-3718 (international). To access the teleconference via Webcast, log on to http://www.firstcallevents.com/service/ajwz396092061gf12.html. Playbacks will be available from 12 PM EST Thursday, February 5, to 5 PM EST Thursday, February 12. Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international). The conference call ID number is 4814760.

    Georgia Gulf, headquartered in Atlanta, is a major manufacturer and marketer of two integrated chemical and plastics product lines; chlorovinyls and aromatics. Georgia Gulf’s chlorovinyls products include chlorine, caustic soda, vinyl chloride monomer and vinyl resins and compounds. Georgia Gulf’s primary aromatic products include cumene, phenol and acetone.

    This news release contains forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which the company sells, industry production capacity, raw material and energy costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2002 and our subsequent reports on Form 10-Q.

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GEORGIA GULF CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2003	December 31, 2002

ASSETS

Cash and cash equivalents	$1,965	$8,019
Receivables	86,914	59,603
Inventories	124,616	114,575
Prepaid expenses	7,043	10,393
Deferred income taxes	8,368	5,657

Total current assets	228,906	198,247

Property, plant and equipment, net	460,808	493,494

Goodwill	77,720	77,720

Other assets	89,351	106,098

Total assets	$856,785	$875,559

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of long-term debt	$1,000	$600
Accounts payable	135,680	107,943
Interest payable	1,812	4,650
Accrued compensation	15,058	14,325
Accrued liabilities	9,614	12,733

Total current liabilities	163,164	140,251

Long-term debt, less current portion	426,872	476,386

Deferred income taxes	122,617	126,250

Other non-current liabilities	7,693	6,872

Stockholders' equity	136,439	125,800

Total liabilities and stockholders' equity	$856,785	$875,559

Common shares outstanding	32,736	32,319

GEORGIA GULF CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Net Sales	$372,523	$318,767	$1,444,483	$1,230,751

Operating costs and expenses
Costs of sales	334,235	280,759	1,319,094	1,086,746
Selling and administrative	20,458	12,110	55,691	45,685

Total operating costs and expenses	354,693	292,869	1,374,785	1,132,431

Operating income	17,830	25,898	69,698	98,320
Cost related to early retirement of debt	(13,816)	-	(13,816)	-
Interest expense, net	(8,910)	(10,750)	(38,142)	(49,579)

Income (loss) before income taxes	(4,896)	15,148	17,740	48,741

Provision (benefit) for (from) income taxes	(2,900)	5,455	5,245	17,546

Net income (loss)	$(1,996)	$9,693	$12,495	$31,195

Earnings (loss) per share
Basic	$(0.06)	$0.30	$0.39	$0.98
Diluted	$(0.06)	$0.30	$0.38	$0.97

Weighted average common shares
Basic	32,359	32,028	32,267	31,988
Diluted	32,359	32,228	32,502	32,194

GEORGIA GULF CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Cash Flows from operating activities:
Net income (loss)	$(1,996)	$9,693	$12,495	$31,195
Adjustments to reconcile net income (loss)
to net cash provided by operating activities:
Depreciation and amortization	15,893	16,368	63,932	68,068
Cost related to early retirement of debt	13,816	-	13,816	-
Provision (benefit) for (from) deferred
income taxes	(4,758)	(538)	(6,344)	6,822
Tax benefit related to stock plans	476	65	1,107	578
Stock based compensation	666	226	1,779	663
Change in operating assets,
liabilities and other	33,612	77,674	(1,708)	60,859

Net cash provided by operating activities	57,709	103,488	85,077	168,185

Cash flows used in investing activities:
Capital expenditures	(8,892)	(4,407)	(24,046)	(17,410)

Cash flows from financing activities:
Net change in revolving line of credit	(8,000)	-	-	-
Proceeds from long-term debt	300,666	626	300,666	150,406
Payments of long-term debt	(309,330)	(26,970)	(324,780)	(222,511)
Net change in asset securitization	(25,000)	(75,000)	(25,000)	(75,000)
Redemption premium and fees paid to
retire notes	(10,760)	-	(10,760)	-
Fees paid to issue debt	(2,239)	-	(2,239)	-
Proceeds from issuance of common stock	4,948	2,906	5,857	4,588
Purchase and retirement of common stock	(190)	-	(435)	-
Common stock dividends paid	(2,607)	(2,571)	(10,394)	(10,269)

Net cash used in financing activities	(52,512)	(101,009)	(67,085)	(152,786)

Net change in cash and cash
equivalents	(3,695)	(1,928)	(6,054)	(2,011)
Cash and cash equivalents at
beginning of period	5,660	9,947	8,019	10,030

Cash and cash equivalents at
end of period	$1,965	$8,019	$1,965	$8,019

GEORGIA GULF CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Segment net sales:
Chlorovinyls	$283,700	$260,545	$1,159,035	$1,011,011
Aromatics	88,823	58,222	285,448	219,740

Net sales	$372,523	$318,767	$1,444,483	$1,230,751

Segment operating income (loss):
Chlorovinyls	$25,128	$24,533	$86,289	$114,582
Aromatics	(62)	5,279	1,673	(3,342)
Corporate and general plant
services	(7,236)	(3,914)	(18,264)	(12,920)

Total operating income	$17,830	$25,898	$69,698	$98,320